(2)(K)(vi)(d)

EXECUTION VERSION

AMENDMENT NO. 4

TO CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of May 17, 2013, to the Credit Agreement, dated as of June 25, 2009, among ING SENIOR INCOME FUND (the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, and Amendment No. 3, dated as of May 18, 2012 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.                                        Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

II.                                   The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Each of the defined terms Applicable Rate and Scheduled Commitment Termination Date contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate, (b) LIBOR Loan, the Adjusted LIBO Rate plus .95%, and (c) Overnight Loan, the Overnight Rate plus .95%.

“Scheduled Commitment Termination Date” means May 16, 2014, as the same may be extended in accordance with Section 2.8.

2.                                      Section 1.1 of the Credit Agreement is hereby amended by inserting the following new defined terms in their proper alphabetical order:

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

ING Senior Income Fund Amendment No. 4 to Credit Agreement

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

3.                                      The Credit Agreement is hereby amended by inserting a new Section 4.17 as follows:

Section 4.17               ERISA

The Borrower is not, and has not been in the last five (5) years, a member of an ERISA Group and does not have any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable: (i) the execution and delivery of the Loan Documents, (ii) the incurrence of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction contemplated by the Loan Documents.

4.                                      Paragraphs 1 through 3 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                 the Administrative Agent shall have received from the Borrower and from each Lender either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)                                 the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since June 25, 2009 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since June 25, 2009, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Administrative Agent shall have received written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent; and

(d)                                 all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

5.                                      The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

6.                                      In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7.                                      This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

8.                                      THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ING SENIOR INCOME FUND

By:	/s/ Elliot A. Rosen
Name:	Elliot A. Rosen
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President